UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934
                               (Amendment No. 2)*


                              CapStar Hotel Company
--------------------------------------------------------------------------------
                                (Name of Issuer)


                             Common, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   140918 10 3
     -----------------------------------------------------------------------
                                 (CUSIP Number)


         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.   140918 10 3            13G                         PAGE 2 OF 9 PAGES
            -----------

     1     NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CapStar GP Corp.

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
     3     SEC USE ONLY


     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware


           NUMBER OF       5    SOLE VOTING POWER
                                5,975
            SHARES
                           6    SHARED VOTING POWER
         BENEFICIALLY

           OWNED BY        7    SOLE DISPOSITIVE POWER
                                5,975
        EACH REPORTING

          PERSON WITH      8    SHARED DISPOSITIVE POWER



    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           5,975

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*


    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.02%

    12     TYPE OF REPORTING PERSON*

           CO

                               Page 2 of 9 Pages

CUSIP NO.   140918 10 3            13G                         PAGE 3 OF 9 PAGES
            -----------


     1     NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Latham Hotels, Inc.

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
     3     SEC USE ONLY


     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware


           NUMBER OF       5    SOLE VOTING POWER
                                24,979
            SHARES
                           6    SHARED VOTING POWER
         BENEFICIALLY

           OWNED BY        7    SOLE DISPOSITIVE POWER
                                24,979
        EACH REPORTING

          PERSON WITH      8    SHARED DISPOSITIVE POWER



    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           24,979

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*


    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.1%

    12     TYPE OF REPORTING PERSON*

           CO

                               Page 3 of 9 Pages

CUSIP NO.   140918 10 3            13G                         PAGE 4 OF 9 PAGES
            -----------


     1     NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CapStar Hotels, Inc.

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
     3     SEC USE ONLY


     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware


           NUMBER OF       5    SOLE VOTING POWER
                                141,550
            SHARES
                           6    SHARED VOTING POWER
         BENEFICIALLY

           OWNED BY        7    SOLE DISPOSITIVE POWER
                                141,550
        EACH REPORTING

          PERSON WITH      8    SHARED DISPOSITIVE POWER



    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           141,550

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*


    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.6%

    12     TYPE OF REPORTING PERSON*

           CO

                               Page 4 of 9 Pages

CUSIP NO.   140918 10 3            13G                         PAGE 5 OF 9 PAGES
            -----------

     1     NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Paul W. Whetsell

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
     3     SEC USE ONLY


     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.


           NUMBER OF       5    SOLE VOTING POWER
                                454,407
            SHARES
                           6    SHARED VOTING POWER
         BENEFICIALLY

           OWNED BY        7    SOLE DISPOSITIVE POWER
                                454,407
        EACH REPORTING

          PERSON WITH      8    SHARED DISPOSITIVE POWER



    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           454,407

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*


    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.8%

    12     TYPE OF REPORTING PERSON*

           IN

                               Page 5 of 9 Pages

                         AMENDMENT NO. 2 TO SCHEDULE 13G

                  This Amendment No. 2 to Schedule 13G ("Amendment No. 2") is filed by the undersigned to amend and restate in its entirety the Schedule 13G, filed February 14, 1997, as amended and restated on February 11, 1998, with respect to the shares of common stock, par value $.01 per share (the "Common Stock"), of CapStar Hotel Company (the "Company").


ITEM 1

         (A)      NAME OF ISSUER

                           CapStar Hotel Company

         (B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                           1010 Wisconsin Avenue, N.W.
                           Washington, D.C.  20007

ITEM 2

         (A)      NAME OF PERSONS FILING

                           CapStar GP Corp.
                           Latham Hotels, Inc.
                           CapStar Hotels, Inc.
                           Paul W. Whetsell

         (B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                           1010 Wisconsin Avenue, N.W.
                           Washington, D.C.  20007

         (C)      CITIZENSHIP

                           CapStar GP Corp. - Delaware
                           Latham Hotels, Inc. - Delaware
                           CapStar Hotels, Inc. - Delaware
                           Paul W. Whetsell - U.S.A.

         (D)      TITLE OF CLASS OF SECURITIES

                           Common Stock, $.01 par value


         (E)      CUSIP NUMBER

                           140918 10 3


ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

                               Page 6 of 9 Pages


ITEM 4            OWNERSHIP

                  Not applicable.


ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

                  The aggregate number of shares of Common Stock beneficially owned by the reporting person is 454,407, representing 1.8% of the Common Stock outstanding as of the date of this Amendment No. 2.


ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not applicable.


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.


ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                           CapStar GP Corp. (CO)
                           Latham Hotels, Inc. (CO)
                           CapStar Hotels, Inc. (CO)
                           Paul W. Whetsell (IN)


ITEM 9            NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.


                               Page 7 of 9 Pages

                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                              February 12, 1998
                              ----------------
                                    Date



                              CapStar GP Corp.

                              By:  /s/ Paul W. Whetsell
                                   --------------------
                                   Paul W. Whetsell
                                   President

                              Latham Hotels, Inc.

                              By:  /s/ Paul W. Whetsell
                                   --------------------
                                   Paul W. Whetsell
                                   President


                              CapStar Hotels, Inc.

                              By:  /s/ Paul W. Whetsell
                                   --------------------
                                   Paul W. Whetsell
                                   President


                              /s/ Paul W. Whetsell
                              --------------------
                              Paul W. Whetsell



                               Page 8 of 9 Pages